EXHIBIT 10.1

OFFER OF LOAN	Page 1 of 12

BY:	INVESTISSEMENT QUÉBEC, a legal person constituted pursuant to the Act respecting Investissement Québec and La Financière du Québec (R.S.Q., c. I-16.1), having its head office at 1200 Route de l’Église, Suite 500, Sainte-Foy (Québec), G1V 5A3 and having a place of business at 393 Rue Saint-Jacques, Suite 500, Montréal (Québec), H2Y 1N9, hereinafter referred to as IQ.

TO:	RTI-CLARO, INC., a legally constituted legal person having its principal place of business at 8140 Rue Lafrenaie, Saint-Léonard (Québec) H1P 2A9, hereinafter referred to as the Company.
THIS OFFER CANCELS AND REPLACES THE ONE ISSUED TO THE COMPANY AS OF JUNE 26, 2006.
1. LOAN
1.1	IQ offers the Company a loan of five million one hundred and seventy-five thousand dollars ($5,175,000), hereinafter referred to as the Loan, on the terms and conditions set out herein and in Schedules 1 and 2.
2. CONTRACT
2.1	The acceptance of this Offer of Loan by the Company constitutes a binding contract for IQ and the Company.
3. PROJECT
3.1	The Loan is offered only for the new equipment acquisition project for implementation of a new production line for large aircraft parts. Moreover, the aim of the project is the acquisition of land and construction of a building to install the existing production line, dedicated to small aircraft parts, and to install the new production line contemplated by the project. The project will be carried out on Rue Ernest-Cormier in Laval, hereinafter referred to as the Project, which, accompanied by its financing, is established as follows:

	Total	Eligible
PROJECT	Expenditures	Expenditures	FINANCING
Equipment	$25,500,000	$25,500,000	IQ interest-free loan	$5,175,000

Equipment contingencies	$2,550,000	$2,550,000	Internal funds	$22,875,000

Land and building	$16,750,000		Bank loan for land and building	$16,750,000

	$44,800,000	$28,050,000		$44,800,000
3.2	The Company declares that it began the Project on April 7, 2006 and undertakes to complete it no later than April 6, 2009. For the purposes of this Offer, the Project completion date will be the latter date or any other previous date confirmed in writing by the Company to IQ as the date when the Project was completed.

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OFFER OF LOAN	Page 2 of 12
4. DISBURSEMENT
4.1	IQ shall disburse the Loan a maximum of five (5) disbursements, over the period of implementation of the Project, if the Company is not in default of any of the terms and conditions of this Offer. Each disbursement shall be equal to eighteen point forty-five percent (18.45%) of the Eligible Expenditures contemplated in the request for disbursement, up to a maximum of five million one hundred and seventy-five thousand dollars ($5,175,000), so as to comply with the proportion of the Loan regarding the Project’s Eligible Expenditures. However, for the last disbursement, IQ may withhold up to twenty percent (20%) of the amount of the Loan until all of its terms and conditions are met.
5. COMMITMENTS TO FULFILL BEFORE DISBURSEMENT OF THE FUNDS
5.1	The first disbursement of the Loan shall be made only once IQ has obtained, to its satisfaction:
5.1.1	a written confirmation from the parent company, RTI International Metals, Inc., to the effect that it will make the necessary funds available to the Company to implement the Project, at its new Laval plant;

5.1.2	a copy of the loan agreement concerning the financing of the land and building, accompanied by a firm turnkey contract, duly signed, for the construction of the building in Laval;recent certificates of attestation;

5.1.3	the legal opinions of the Company’s external counsel on the Company’s corporate status and its capacity to borrow and that the agreement constitutes valid commitments that bind the Company in accordance with its provisions, on the validity of the Suretyship, the capacity of the Surety to grant the Suretyship, their enforceability and any other matter that IQ may require;

5.1.4	the Suretyship of RTI International Metals, Inc., according to the terms and conditions of Schedule 2.
5.2	Prior to each disbursement of the Loan, including the first one, the Company shall have remitted to IQ, in a form that will be satisfactory to it, a request for disbursement accompanied by a report on the degree of implementation of the Project, and on the new Jobs created, its most recent internal financial statements accompanied by the most recent publicly available financial statements of RTI International Metals, Inc., and a certificate of its external auditors certifying the Eligible Expenditures contemplated in the request for disbursement and showing how these expenditures have been financed.
5.3	Prior to the last disbursement of the Loan, the Enterprise shall have provided IQ with a report conforming the complete implementation of the Project and confirming that all the equipment which is the object of disbursements by IQ has been installed at its Laval plant, and a certificate of its external auditors attesting to the Eligible Expenditures made regarding the Project.
6. OTHER COMMITMENTS
6.1	Effective from the date of acceptance of this Offer and for the entire term of the Loan, the Company undertakes to:
6.1.1	maintain a minimum working capital ratio of one point five to one point zero (1.5 : 1.0); the “working capital ratio” being obtained by dividing the total short term assets by the total short term liabilities;

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OFFER OF LOAN	Page 3 of 12
6.1.2	make Eligible Expenditures for a minimum amount of five million dollars ($5,000,000);

6.1.3	disclose promptly any other financial assistance granted for the purposes of the Project, it being understood that the cumulative financial contributions obtained for the Project, including the participating interests in the form of share capital and loan guarantees, coming from government departments or bodies (federal and provincial) shall not exceed fifty percent (50%) of the total cost of the Project;

6.1.4	provide any authorized representative of IQ, on reasonable advance notice and during normal business hours, with reasonable access to its premises where any document related to the Project is found and to the Company’s premises, its relevant books related to this Offer and other documents related to the Project in order to inspect and evaluate the progress and results of the Project;

6.1.5	honour the other commitments stipulated in Section 8 of Schedule 1.
7. INTEREST RATE
7.1	The Loan shall not bear interest.

7.2	Notwithstanding subsection 7.1, in the event of the Company’s default under the terms hereof, any amount then due and payable by the Company shall thereupon bear interest effective from the date of receipt of a request from IQ to this effect, up to and including the date of repayment of the total amount owed to IQ, the whole at the annual rate equal to IQ’s weekly variable rate, which is currently established, for reference purposes only, at seven point five percent (7.5%) per year. For the purposes hereof, the weekly variable rate prevailing at IQ is equal to the average prime rate of six (6) Canadian chartered banks selected by IQ, expressed on an annual basis and increased by one and a half percent (1.5%). This rate is reviewed once a week and is thus subject to weekly variation.

7.3	The Company hereby accepts any variation of the weekly variable rate that IQ may determine from time to time and that IQ will take into account in the calculation of the interest on the Loan. Any statement of account sent to the Company by IQ shall constitute incontestable proof of the accuracy of this calculation, should the Company fail to notify IQ of the contrary within ten (10) days of receipt of any such statement of account.
8. REPAYMENT OF THE LOAN
8.1	The Company shall benefit from a moratorium on the principal repayment of the Loan for a period of twenty-four (24) months effective from the first disbursement of the Loan.
8.2	At the end of the moratorium stipulated in subsection 8.1, to the extent that the Loan has be disbursed in full, the Company shall repay the principal of the Loan in sixty (60) monthly, equal and consecutive payments of eighty-six thousand two hundred and fifty dollars ($86,250) each, payable on the last day of each month. If the Loan has not been disbursed in full, the Company shall repay the balance of the principal disbursed in sixty (60) monthly, equal and consecutive payments, payable on the last day of each month.
8.3	For the purposes of repayment of the Loan by means of manual or electronic debits from the Company’s bank account, as explained in section 9 of Schedule 1 entitled “GENERAL TERMS AND CONDITIONS OF THE LOAN”, the Company confirms that, on the date of acceptance of this Offer, it

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OFFER OF LOAN	Page 4 of 12
does business with the bank or financial institution, which name appears on the cheque.
9. COMMITMENT FEE
9.1	This Offer is subject to the payment of management fees, hereinafter referred to as the Commitment Fee, of one point twenty-five percent (1.25%) of the amount of the Loan, namely sixty-four thousand six hundred and eighty-seven dollars and fifty cents ($64,687.50).
9.2	IQ acknowledges that it has received the amount of thirty-seven thousand five hundred dollars ($37,500) in partial payment of the Commitment Fee. This Commitment Fee, the balance of which shall be paid to IQ upon acceptance of this Offer, is not refundable under any circumstances, in whole or in part.
9.3	This Commitment Fee, which shall be paid to IQ upon acceptance of this Offer, is not refundable in any circumstances, in whole or in part.
9.4	The mere cashing of the Commitment Fee shall not create any right in favour of the Company and shall in no way oblige IQ to make any disbursement on the Loan, since these rights and obligations can be generated only provided that the terms and conditions mentioned in this Offer are met.
10. OTHER PROVISIONS
10.1	Schedule 1 and Schedule 2, respectively entitled “GENERAL TERMS AND CONDITIONS OF THE LOAN” and “SURETYSHIP”, are an integral part of this Offer.

10.2	Only the French version of this Offer shall be considered official and, in all cases, it shall prevail over any translation that might accompany it.

10.3	The Company and the Surety acknowledge that the stipulations contained in this Offer and in its schedules entitled “GENERAL TERMS AND CONDITIONS OF THE LOAN” and “SURETYSHIP” have been discussed freely between them and IQ and that they have received adequate explanations of their nature and extent.
INVESTISSEMENT QUÉBEC
Per:                                                                                   Date:
Hélène Guay
Director, Major Accounts
Specialized Financing Division
Per:                                                                                   Date:
Claude B. Proulx
Director of Specialized Financing

Initials of the IQ Representative	Initials of the Company representative	Initials of the Surety

OFFER OF LOAN	Page 5 of 12
ACCEPTANCE BY THE COMPANY
After studying the terms and conditions set out in this Offer and in the schedules entitled “GENERAL TERMS AND CONDITIONS OF THE LOAN” and “SURETYSHIP”, we accept this Offer of Loan and attach a cheque for twenty-seven thousand one hundred and eighty-seven dollars and fifty cents ($27,187.50) in payment of the Commitment Fee amounting to sixty-four thousand six hundred and eighty-seven dollars and fifty cents ($64,687.50).
This cheque bears all the necessary information to enable IQ, as the case may be, to repay any amount owed under this Offer, by electronic debits.
RTI-CLARO, INC.

Per:		Date:
Signature

Name of authorized signatory
SURETY
RTI INTERNATIONAL METALS, INC.

Per:		Date:
Signature

Name of authorized signatory

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OFFER OF LOAN	Page 6 of 12
SCHEDULE 1
GENERAL TERMS AND CONDITIONS OF THE LOAN
1.	This contract shall be governed by the laws of Québec and, in the event of contestation, the courts of Québec shall have sole jurisdiction. Moreover, this Offer is subject to the application of the terms and conditions set out in the Act respecting Investissement Québec and La Financière du Québec (R.S.Q., c. I-16.1) and its programs.

2.	By its acceptance of this Offer, the Company declares that all the information it has furnished to IQ is true.

3.	For the purposes of this Offer, the following terms have the meaning given to them hereinafter unless the context requires a different meaning:

“Equity” means the amount, according to the Company’s balance sheet, (a) of its paid-up capital, including all new capital investments by shareholders in the form of subscriptions in the Company’s share capital, (b) its contributed surplus, (c) its retained earnings, (d) loans granted to the Company and not involving any principal repayment for the next 5 years, (e) advances extended by the shareholders, (f) subsidies from the federal, Québec or municipal governments that have been carried over, and (g) any other item of a similar nature; however, Equity excludes deferred expenses, unpaid goodwill, appraisal surpluses, loans granted or guaranteed by government bodies and other items of a similar nature, and research expenses and other intangibles that will have been capitalized and that will not have been paid in cash by the Company;

“Case of Default” means any of the defaults under the terms of Section 9;

“Material Change” means any change, as the case may be, that risks having a material adverse affect on the implementation of the Project or a Major element thereof;

“Eligible Expenditures” means the expenditures indicated in Section 3 of this Offer, provided that they have been incurred, paid and capitalized by the Company, and, as the case may be, the Eligible Capital Expenditures indicated in Section 3 of this Offer; excluded are Eligible Expenditures for which the Company is entitled to receive refundable tax credits from the Government of Québec and those that benefit from any financial assistance from the Government of Québec;

“Eligible Capital Expenditures” means the capital expenditures indicated in Section 3 of this Offer, provided that they have been incurred and paid by the Company; excluded are Eligible Expenditures for which the Company is entitled to receive refundable tax credits from the Government of Québec and those that benefit from any financial assistance from the Government of Québec;

“Long-Term Debt” means the sum of the financial obligations the Company is not normally bound to discharge during the current fiscal year and which appear under “Long-Term Liabilities” in its balance sheet;

“Major Element” means the legal existence of the Company, its financial position, its operating results, its capacity to carry on its business, to hold its property or to fulfill its general obligations or its obligations under the terms of any credit or security agreement to which it may be party;

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OFFER OF LOAN	Page 7 of 12
“Job” means any permanent job held on a basis of no less than 40 weeks per year, including vacation weeks, and including a minimum of 30 hours per week.

4.	No significant change shall be made to the Project without IQ’s prior written consent. If the actual cost of the Project exceeds the forecast total, the Company shall provide or ensure that its shareholders provide the amounts necessary to cover any amount in excess of the forecasts, in a manner that IQ shall deem satisfactory, before the balance of the Loan is disbursed. If the Eligible Capital Expenditures (OR the Capital Expenditures) actually incurred by the Company in respect of the Project turn out to be less than the total Eligible Capital Expenditures (OR the total Capital Expenditures) forecast under “PROJECT”, IQ reserves the right to reduce the amount of the Loan proportionally.

5.	For each disbursement of the Loan, the Company shall submit an application in writing. In support of each request, it shall submit any voucher required by IQ.

6.	The Loan may be disbursed directly by IQ to the Company’s bank account, by written notice issued by the bank or the financial institution with which IQ does business. However, IQ reserves the right to disburse the Loan by means of cheques if it considers this disbursement mode preferable under the circumstances.

7.	The Company hereby authorizes IQ to make any payment, by manual or electronic debits, that the Company must make to IQ in respect of this Agreement. For this purpose, the Company hereby authorizes the bank or the financial institution with which it does business to honour the debits made by IQ.

IQ shall send in advance a monthly debit note to the Company containing all the information relating to the repayment to be made by the Company.

The Company undertakes to renew the authorization appearing above if it changes banks or financial institutions before the Loan is repaid in full and to inform IQ of this change by providing it with a cheque specimen from its new bank or financial institution marked “VOID” and containing all the necessary information.

The Company accepts that the repayment of any amount owing pursuant to this Offer be made by means of cheques if IQ considers this payment mode preferable under the circumstances.

8.	Effective from the date of acceptance of this Offer and for the entire term of the Loan, the Company undertakes to:
8.1	furnish its internal annual financial statements, as presented for tax purposes, within one hundred and twenty (120) days of the end of any fiscal year and its audited consolidated financial statements (when the Company must have them prepared according to generally accepted accounting practices recognized by the Canadian Institute of Chartered Accountants); also furnish, on request, its financial statements, those of its subsidiaries and its consolidated financial statements, as the case may be, for any period determined by IQ within the time limit prescribed in such request;

8.2	furnish the audited consolidated annual financial statements of RTI International Metals, Inc., when made available to the public;

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OFFER OF LOAN	Page 8 of 12
8.3	furnish a written confirmation of the renewal and the conditions of its bank line of credit on an annual basis or a written confirmation by the Company to the effect that it benefits from adequate financing from RTI International Metals, Inc., allowing it to carry on its operations suitably, including the implementation of the Project, throughout the term of this financial intervention, within a time limit of forty-five (45) days of publication of the Company’s annual financial statements;

8.4	not amend its articles of incorporation constituting documents or its authorized and issued share capital, including not issuing new shares of its share capital or purchasing, redeeming, converting or exchanging any shares of its share capital without the prior written agreement of IQ;

8.5	not merge, wind up or dissolve itself without the prior written agreement of IQ;

8.6	not grant any loan or advance to its shareholders, directors or officers outside the normal course of its operations, without having obtained IQ’s written agreement in advance;

8.7	transact on a business basis and at “arm’s length” in its commercial relations with any person;

8.8	obtain the prior written agreement of IQ before declaring or paying any dividend to one or more classes of shareholders;

8.9	not grant loans or advances to affiliated or related companies, not make investments or grant security, except in the normal course of its operations, and notably, except for the securities granted pursuant to a loan agreement financing the land and building as indicated in section 3.1 of this Offer;

8.10	not move a substantial portion of its assets out of Québec without having obtained the prior written authorization of IQ;

8.11	ensure that there is no change not authorized in advance by IQ in the control of the Company;

control means holding of shares entailing a sufficient number of voting rights to allow the election of the majority of the directors of the Company.

8.12	insure and keep insured against all risks the assets included in the Project, up to their replacement value, or take out and maintain in force any insurance policy required by IQ and furnish to IQ, on request, with a copy of the insurance policies thus taken out and their renewal. In the event that the Company is in default of compliance with this commitment, IQ may remedy it, at the Company’s expense, without prejudice to any other right in its favour;

8.13	not dispose of its assets except as permitted by IQ, as the case may be;

8.14	disclose promptly to IQ any litigation or proceedings before a law court, a commission or a government agency to which it is a party;

8.15	maintain its operations related to the Project for a minimum period of 5 years effective from the date when it will have completed the Project, except as concerns the periods necessary to permit the Company to proceed with maintenance or replacement of equipment that is obsolete or can no longer be used in the normal course of its operations

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OFFER OF LOAN	Page 9 of 12
9.	Notwithstanding any contrary provision contained in this Offer and even if the conditions have been honoured, IQ reserves the right, at its discretion, to cancel the Loan or any undisbursed portion thereof, defer disbursement and cancel the interest moratorium, as the case may be, and the Company undertakes to repay, on demand, all or part of the amounts disbursed on the Loan, with interest, fees and accessories, in the following Cases of Default:
9.1	if the Project is not completed by the date stipulated in this Offer;

9.2	if the Company has not submitted any request for disbursement within six (6) months of acceptance of this Offer;

9.3	if the Loan is not disbursed in full by July 6, 2009;

9.4	if the total amount of the financial assistance granted, in any form whatsoever, by the Government of Québec and its departments and bodies, including the refundable tax credits, exceeds fifty percent (50%) of the Eligible Expenditures of the Project;

9.5	if a minimum of five million dollars ($5,000,000) of Eligible Capital Expenditures are not realized by the Company under the Project if the Company interrupts or abandons the Project in whole or in part;

9.6	if the Company assigns its property, is under a receivership order pursuant to the Bankruptcy and Insolvency Act (R.S.C. (1985) c. B-3), makes a proposal to its creditors or commits an act of bankruptcy pursuant to the said Act, avails itself of the provisions of the Act to facilitate compromises and arrangements between companies and their creditors (R.S.C. (1985), c. C-36) or if it is under a winding-up order pursuant to the Winding-Up Act (R.S.Q., c. L-4) or any other law to the same effect, or if its is insolvent or on the verge of becoming insolvent, or if it does not maintain its legal existence or if its financial position, in the opinion if IQ, deteriorates so as to jeopardize its survival;

9.7	if the Company losses the benefit of term in respect of any loan that has been granted to it or has been the object of a demand for repayment of any loan payable on demand;

9.8	if the Company is in default under the terms of an agreement or a warranty deed in respect of its borrowing;

9.9	if, in the opinion of IQ and without its consent, a material change occurs in the Project or in its financing, in the nature of the Company’s operations or, in general, in the risk level;

9.10	if the assets constituting the Project are liquidated;

9.11	if the Company has paid Eligible Capital Expenditures (OR Eligible Expenditures) for the implementation of the Project before the date of receipt by IQ of the Company’s request for financing;

9.12	in the event of an error or omission in a representation, reticence, misrepresentation, fraud or falsification of documents on the part of the Company;

9.13	if the Company encumbers or disposes in any manner of its capitalized assets included in the Project without the prior written consent of IQ, except for the purpose of carrying on its business or enterprise and in the normal course of its business, and notably, except for the securities granted pursuant to a loan agreement financing the land and building as indicated in section 3.1 of this Offer;

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OFFER OF LOAN	Page 10 of 12
9.14 if the Company is in default of performance of any of the conditions and clauses of this Offer.
10.	IQ reserves the right, during the term of the Loan, to require any document that it may consider useful or relevant.

11.	The Company shall furnish, at IQ’s request, the certificates or documents required in accordance with the laws of Québec.

12.	The Company may not assign or transfer the rights conferred to it under the terms of this Offer without the prior written consent of IQ.

13.	The Company shall sign a term note or an acknowledgment of debt in the amount of each of the disbursements of the Loan.

14.	Any interest not paid at maturity shall bear interest itself effective from that date at the rate stipulated in this Offer, without notice or warning.

15.	If the amount of the Loan is not disbursed in full by October 6, 2009, IQ shall require payment of an indemnity, calculated on a daily basis, effective from the aforementioned date, at one percent (1%) per year, on the undisbursed balance of the Loan, so as to maintain this balance at the Company’s disposal (hereinafter referred to as the Standby Fee) and payable on the last day of each month effective from the last day of the month following the aforementioned date.

The Company may request the cancellation of any undisbursed balance and the Standby Fees shall cease to accrue effective from the date of receipt by IQ of such written request.

16.	By accepting this Offer, the Company consents that a public announcement be made by IQ or by its responsible Minister, communicating the following information: the name and address of the Company, the type of business, the nature and budget of the Project, the amount of the Loan and the number of Jobs involved Any such announcement shall receive the prior approval of the Company which shall not withhold or delay its approval without justification.

17.	If the Company wishes to announce the Project officially or proceed with an official inauguration, it shall advise IQ fifteen (15) days in advance, so as to permit it or its responsible Minister to participate.

18.	The Company undertakes to discharge all the expenses pertaining to the preparation and registration, as the case may be, of the documents necessary to give legal effect to this Offer and to any amendment thereto.

19.	The Company undertakes to pay all the costs incurred by IQ to exercise its rights under the terms of this Offer, including those permitting it to obtain performance of all of the Company’s obligations to protect, execute or preserve any security granted to guarantee the Loan or proceed with an appraisal of the Company’s assets at IQ’s request, including, in particular, all court costs, fees, charges or other legal expenses, and the costs and fees of agents, trustees or others.

20.	IQ, on prior notice to the Company, may enter the Company’s premises during normal business hours for the purposes of audits considered useful or necessary.

21.	For the purposes of this Offer and its schedules entitled “GENERAL TERMS AND CONDITIONS OF THE LOAN” AND “SURETYSHIP”, all notices shall be sent in writing, by certified or registered mail or by delivery in person. The notices coming from IQ shall be sent to the Company’s head office, to the attention of the authorized representative who will sign the acceptance of this

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OFFER OF LOAN	Page 11 of 12
Offer for and on behalf of the Company. All notices from the Company or its shareholders shall be sent to Investissement Québec, at its place of business at 393 Rue Saint-Jacques, Suite 500, Montréal (Québec), H2Y 1N9, to the attention of its Secretary. All notices shall be deemed received on the date of their delivery, if delivered in person, or on the third business day following their mailing by their sender, if sent by certified or registered mail.

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OFFER OF LOAN	Page 12 of 12
SCHEDULE 2
SURETYSHIP
Intervening in this Offer are:
RTI INTERNATIONAL METALS, INC., hereinafter referred to as the Surety.
A legally constituted legal person, having its head office at 1000 Warren Avenue, Niles, Ohio 44446, U.S.
1.	The Surety declares that it is to its advantage that the Loan be granted to the Company; it further adds that it has studied all the provisions contained in this Offer and declares that it is satisfied therewith.
2.	The Company and the Surety declare that the Surety is a shareholder of the Company or that it maintains a close and constant business relationship with the Company.
3.	The Surety, as undivided, joint and several surety, hereby guarantees to IQ the repayment of what the Company will owe to IQ, up to the amount of the principal, interest, fees and accessories of the Loan and any other amount payable under the terms of this Offer, as these amounts become respectively due and payable, whether by the passage of time, by extension or otherwise, in accordance with the provisions contained in this Offer, and also guarantees the fulfillment by the Company of any other obligation mentioned in this Offer.
4.	The Surety shall be considered and shall find itself in the same status as the Company, and expressly waives any request for payment, presentation for payment, protest and notice thereof respectively and any notice of default, and also waives the benefits of division and discussion.
5.	The Surety consents that IQ obtain and exchange all personal information concerning its solvency, its financial capacity, its payment behaviour and any other information it considers relevant with third parties, in particular, financial institutions, creditors and personal information agents.

Initials of the IQ Representative	Initials of the Company representative	Initials of the Surety